As filed with the Securities and Exchange Commission on March 15, 2006

Registration No. 333-68938

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE

AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Simon Property Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction
of incorporation or organization)

04-6268599

(I.R.S. Employer Identification No.)

National City Center
115 West Washington Street, Suite 15 East; Indianapolis, IN 46204; (317) 636-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Barkley, Esq.
Simon Property Group
National City Center
115 West Washington Street, Suite 15 East; Indianapolis, IN 46204; (317) 636-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Worrell, Esq.
Baker & Daniels LLP
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204
(317) 237-1110

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

On September 4, 2001, Simon Property Group, Inc., a Delaware corporation (“Simon”) and SPG Realty Consultants, Inc., a Delaware corporation (“SPG”), filed a Registration Statement on Form S-3 (Registration No. 333-68938) (as subsequently amended prior to the date hereof, the “Registration Statement”), which registered an aggregate of $500,000,000 of shares of common stock, preferred stock, depository shares and warrants of Simon, which securities were to be paired with a beneficial interest in 1/100th of common stock of SPG. On December 31, 2002, SPG was merged with and into Simon, with Simon as the surviving entity (the “Merger”). Subsequent to the Merger, on January 2, 2003, SPG filed a certification and notice of termination of registration on Form 15 with respect to its common stock, and on January 3, 2003, SPG filed a notification on Form 25 of the removal from listing and registration of its common stock.

The purpose of this Post-Effective Amendment No. 1 to the Registration Statement is to deregister and remove from registration such portion of the $500,000,000 of securities previously registered on the Registration Statement that have not been sold as of the date hereof. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Simon certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on March 15, 2006.

SIMON PROPERTY GROUP, INC.

By:	/s/ David Simon
David Simon, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes David Simon, Stephen E. Sterrett, James M. Barkley and John Dahl, or any of them, each with full power of substitution, to execute in the name and on behalf of such person this Post-Effective Amendment No. 1 to the Registration Statement, any subsequent amendment to the Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Post-Effective Amendment No. 1 to the Registration Statement as Simon deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in their respective capacities and on March 15, 2006.

Signature	Title

/s/ David Simon	Chief Executive Officer and Director
David Simon	(Principal Executive Officer)

/s/ Herbert Simon	Co-Chairman of the Board of Directors
Herbert Simon
Co-Chairman of the Board of Directors

Melvin Simon

/s/ Richard S. Sokolov	President, Chief Operating Officer and Director
Richard S. Sokolov

/s/ Birch Bayh	Director
Birch Bayh

Director
Melvyn E. Bergstein

Signature	Title

/s/ Linda Walker Bynoe	Director
Linda Walker Bynoe

/s/ Reuben S. Leibowitz	Director
Reuben S. Leibowitz

/s/ Fredrick W. Petri	Director
Fredrick W. Petri

/s/ J. Albert Smith, Jr.	Director
J. Albert Smith, Jr.

Director
Pieter S. van den Berg

/s/ Karen N. Horn	Director
Karen N. Horn

/s/ M. Denise DeBartolo York	Director
M. Denise DeBartolo York

/s/ Stephen E. Sterrett	Executive Vice President and Chief Financial Officer
Stephen E. Sterrett	(Principal Financial Officer)

/s/ John Dahl	Senior Vice President
John Dahl	(Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

24	Power of Attorney (included on the Signature Page).